22762 Westheimer Parkway, Suite 515, Katy, Texas 77450
Tel:  +1 832 437 0329

January 13, 2011
IROQUOIS MASTER FUND LTD.
641 Lexington Avenue, 26th Floor
New York, NY 10022
Attn: Joshua Silverman

IROQUOIS CAPITAL OPPORTUNITY FUND LP
641 Lexington Avenue, 26th Floor
New York, NY 10022
Attn: Scot Cohen

RE:  Subscription Agreement, dated as of February 25, 2010, by and between Glen Rose Petroleum Corporation (the “Company”), and the subscribers listed on Schedule 1 thereto (the “Subscribers” and the “Agreement”).  Capitalized terms used herein and not herein otherwise defined shall have the meanings ascribed to them in the Agreement.

Gentlemen:

Reference is made to the provisions of Paragraph 13(j) of the Agreement. The purpose of this letter is to confirm that you, as the Majority in Interest, agree to waive any default, and otherwise forbear from any action permitted under the Transaction Documents (including, without limitation, the provisions of paragraph 7.2 of the Agreement) or otherwise, by reason of the Company’s authorized Common Stock being only 20 million shares at this time (and at the time that the Transaction Documents were executed and delivered), subject to the following:

a.
within 10 days after the date hereof, the Company shall obtain the written consent of the holders of a majority of the outstanding common stock to amend the Articles of Incorporation of the Company to increase the authorized Common Stock to not less than 125 million shares (and not more than 150 million shares) and increase the authorized preferred stock to 5 million shares, and thereafter file a certificate of amendment to the Company’s Articles of Incorporation with the Secretary of State of the State of Delaware to effect such increases to the authorized common stock and preferred stock of the Company so that such increases are effective no later than 90 days after the date hereof; and

b.
that notwithstanding anything to the contrary contained in the Notes, the interest rate payable by the Company as the Borrower, from and after October 1, 2010 until the Maturity Date, accelerated or otherwise, when the principal and remaining accrued but unpaid interest shall be due and payable, or sooner, shall be fifteen percent (15%) per annum (the “Prevailing Interest Rate”); and

c.
that notwithstanding anything to the contrary contained in the Notes, for interest payable under the Notes from and after the date hereof, the Borrower may elect, as long as there shall not have occurred and be continuing any Event of Default, to pay that portion of the accrued interest on the Note that accrues at the rate in excess of 8% per annum by delivery to Holder of an executed and completed Allonge, in the form annexed thereto as Exhibit A (as therein provided for payment by delivery of an Allonge), which shall increase the Principal Amount of the Note; and

22762 Westheimer Parkway, Suite 515, Katy, Texas 77450
Tel:  +1 832 437 0329

d.
that the proceeds (net of direct costs) of the Company’s currently contemplated offering of securities (presently expected to be at least $2.1 million, from the sale of convertible preferred stock and warrants) pursuant to Regulation S (the “Reg S Offering”), shall be substantially employed by the Company (i) to drill, case and complete up to 10 delineation/production wells to a depth below the Trinity Basal Sands (approx. 275 meters) spaced widely across the leased acreage (the “Wells”), (ii) to evaluate cores, logs and oil samples from the Wells, (iii) commission and publish a full resource evaluation, (iv) to finalize a field-wide development plan, and (iv) for the working capital needs of the Company; provided, however, that the working capital portion thereof may not be used for accrued and unpaid officer and director salaries, nor payment of financing related debt nor redemption of outstanding notes or equity instruments of the Company nor non-trade payables outstanding on the date hereof; and

e.
that the net proceeds of the Reg S Offering, except for the cash portion of the interest payments provided for in clauses “g” and “h” below, which shall be paid to the Subscribers, shall be held in escrow by Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32d Floor, New York, NY 10006 (the “Escrow Agent”) pursuant to the terms of an Escrow Agreement to be executed by the parties substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”); and

f.	the Reg S Offering shall have closed in the amount of not less than $2.1 million and funded to the Company no later than 3:00pm Eastern on January 21, 2011; and

g.	that the interest payment due and payable under the Notes on December 31, 2010 is permitted to be paid on or before January 24, 2011; and

h.	that the cash portion of the interest payment due and payable under the Notes on March 31, 2011 shall be paid on or before January 24, 2011; and

i.
the undersigned acknowledges that in connection with application of the provisions of Section 12(a) of the Subscription Agreement to the closing of the Offering, that the provisions of Section 12(a) do not provide any anti-dilution rights that are in addition to those provided by the provisions of the Notes and the Warrants, or trigger any other rights regarding the securities to be issued to the investors in connection with the closing of the Offering; and

j.	except as provided above, the Transaction Documents remain in force and effect.

Sincerely,
Andrew Taylor-Kimmins
Chief Executive Officer

WAIVER

The undersigned Subscribers, being the Majority in Interest, hereby confirm the waiver and forbearance described above, upon and subject to the terms thereof set forth above, and represent and warrant to the Company that it is authorized to entered into and grant the forgoing waiver and forbearance and agree, on behalf of the Subscribers, to the terms thereof, including the provisions of “b” that increase the interest rate under the Note, and “c” that allow the Borrower the election to pay accrued interest by delivery of an Allonge which shall increase the Principal Amount of the Note.

22762 Westheimer Parkway, Suite 515, Katy, Texas 77450
Tel:  +1 832 437 0329

Name of Subscriber: IROQUOIS MASTER FUND LTD.                IROQUOIS CAPITAL OPPORTUNITY FUND LP

Authorized Signatory:	/s/ Scot Cohen	Authorized Signatory:	/s/ Scot Cohen
Name:	Scot Cohen	Name:	Scot Cohen
Title:		Title:
Dated:	1.14.11	Dated:	1.14.11

CC:	Grushko & Mittman, P.C.
515 Rockaway Avenue
Valley Stream, New York 11581
facsimile: (212) 697-3575

EXHIBIT “A”

ESCROW AGREEMENT

This Escrow Agreement is dated as of the ___ day of January, 2011 among Glen Rose Petroleum Corporation, a Delaware corporation (the “Company”), and Sichenzia Ross Friedman Ference LLP (the “Escrow Agent”):

WITNESSETH:

WHEREAS, the Company, and IROQUOIS MASTER FUND LTD. and IROQUOIS CAPITAL OPPORTUNITY FUND LP (collectively, the Majority in Interest) are parties to a certain waiver agreement dated January 13, 2011 (the “Default Waiver”), respecting a default under the Subscription Agreement, dated as of February 25, 2010, by and between Glen Rose Petroleum Corporation (the “Company”), and the subscribers listed on Schedule 1 thereto (the “Subscribers” and, the “Agreement”) and the Notes. Capitalized terms used herein and not herein otherwise defined shall have the meanings ascribed to them in the Agreement or the Default Waiver; and

WHEREAS, the Majority in Interest require the Company to enter into and deliver this Escrow Agreement as a condition to the delivery by them of the Default Waiver, and that the net proceeds of the Reg S Offering be held in escrow and released by the Escrow Agent in accordance with the terms and conditions of this Escrow Agreement; and

WHEREAS, the Escrow Agent is willing to serve as escrow agent pursuant to the terms and conditions of this Escrow Agreement;

22762 Westheimer Parkway, Suite 515, Katy, Texas 77450
Tel:  +1 832 437 0329

NOW THEREFORE, the parties agree as follows:

ARTICLE I

INTERPRETATION

1.1.         Definitions.  Capitalized terms used and not otherwise defined herein that are defined in the Agreement or the Default Waiver shall have the meanings given to such terms in therein.  Whenever used in this Escrow Agreement, the following terms shall have the following respective meanings:

▪            “Closing Date” shall mean the date(s) of closing of the Reg S Offering and receipt by the Company of the proceeds thereof;

▪            “Escrowed Payment” means an aggregate cash payment of not less than  $2,100,000, less the direct costs of closing the Reg S Offering (in the amount of approximately $150,000 for a closing of approximately $2.1 million or approximately $264,000 for a closing of approximately $4 million, exclusive of attorneys’ fees and expenses), and the cash portion of the interest payments to the Subscribers for Q4 2010 and Q1 2011;

           1.2.          reserved.

1.3.         Extended Meanings.  In this Escrow Agreement words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders.  The word “person” includes an individual, body corporate, partnership, trustee or trust or unincorporated association, executor, administrator or legal representative.

1.4.         Waivers and Amendments.  This Escrow Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by all parties, or, in the case of a waiver, by the party waiving compliance.  Except as expressly stated herein, no delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder preclude any other or future exercise of any other right, power or privilege hereunder.

1.5.         Headings.  The division of this Escrow Agreement into articles, sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Escrow Agreement.

22762 Westheimer Parkway, Suite 515, Katy, Texas 77450
Tel:  +1 832 437 0329

1.6.          Law Governing this Escrow Agreement.  This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction.  Any action brought by either party against the other concerning the transactions contemplated by this Escrow Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York.  Both parties and the individuals executing this Escrow Agreement and other agreements on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury.  The prevailing party (which shall be the party which receives an award most closely resembling the remedy or action sought) shall be entitled to recover from the other party its reasonable attorney’s fees and costs.  In the event that any provision of this Escrow Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

1.7.          Specific Enforcement, Consent to Jurisdiction.  The Company and Subscribers acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Escrow Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injuction or injunctions to prevent or cure breaches of the provisions of this Escrow Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.  Subject to Section 1.6 hereof, each of the Company and Subscribers hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.  Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

ARTICLE II

DELIVERIES TO THE ESCROW AGENT

2.1.          Company Deliveries.  On the Closing Date, the Company shall cause the Escrowed Payment to be delivered by wire transfer to the Escrow Agent.

ARTICLE III

RELEASE OF ESCROW

3.1.          Release of Escrow.  Subject to the provisions of Section 4.2, the Escrow Agent shall release the Escrow as follows:

 (a)          On the Closing Date, the Escrow Agent will simultaneously disburse the following:

(i)           legal fees in the amount of $10,000 to the firm of Grushko & Mittman, PC, and

(ii)          legal fees in the amount of $65,000 to the firm of Sichenzia Ross Friedman Ference LLP, and

22762 Westheimer Parkway, Suite 515, Katy, Texas 77450
Tel:  +1 832 437 0329

(iii)         $1.5 million to the Company, to be used by the Company as indicated in the attached Budget.

The remaining funds will be retained in escrow pursuant to this Escrow Agreement and released at the Company’s written request, for application consistent with the attached Budget, promptly after receipt and pursuant to a certified resolution of the Company’s board of directors which must include the affirmative approval of the Nominated Director, which request may not be made more frequently than one time each thirty days; provided, however, that the Majority in Interest shall have received written notice of such request for disbursement, together with a copy of the Company’s written request, and disbursement by the Escrow Agent shall not be made to the Company earlier than 7 days after such notice of request is delivered to the Majority in Interest, unless an earlier disbursement is permitted in writing by the Majority in Interest.  Any funds retained in escrow after the first anniversary of the date of this Escrow Agreement may be deposited by the Escrow Agent, in the Escrow Agent’s absolute discretion with a court of competent jurisdiction in the State of New York.

(b)           Notwithstanding the above, upon receipt by the Escrow Agent of joint written instructions (“Joint Instructions”) signed by the Company and the Majority in Interest, it shall deliver the funds in escrow in accordance with the terms of the Joint Instructions.

(c)           Anything herein to the contrary notwithstanding, upon receipt by the Escrow Agent of a final and non-appealable judgment, order, decree or award of a court of competent jurisdiction (a “Court Order”), the Escrow Agent shall deliver the funds in escrow in accordance with the Court Order.  Any Court Order shall be accompanied by an opinion of counsel for the party presenting the Court Order to the Escrow Agent (which opinion shall be satisfactory to the Escrow Agent) to the effect that the court issuing the Court Order has competent jurisdiction and that the Court Order is final and non-appealable.

3.3.           Acknowledgement of Company and Subscriber; Disputes.  Any dispute with respect to the release of the funds in escrow shall be resolved pursuant to Section 4.2 or by agreement between the Company and Subscribers.

ARTICLE IV

CONCERNING THE ESCROW AGENT

4.1.           Duties and Responsibilities of the Escrow Agent.  The Escrow Agent’s duties and responsibilities shall be subject to the following terms and conditions:

22762 Westheimer Parkway, Suite 515, Katy, Texas 77450
Tel:  +1 832 437 0329

(a)           The Escrow Agent (i) shall not be responsible for or bound by, and shall not be required to inquire into whether Company or any other payee is entitled to receipt of escrow funds pursuant to any other agreement or otherwise; (ii) shall be obligated only for the performance of such duties as are specifically assumed by the Escrow Agent pursuant to this Escrow   Agreement; (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and believed by the Escrow Agent in good faith to be genuine and to have been signed or presented by the proper person or party, without being required to determine the authenticity or correctness of any fact stated therein or the propriety or validity or the service thereof; (iv) may assume that any person believed by the Escrow Agent in good faith to be authorized to give notice or make any statement or execute any document in connection with the provisions hereof is so authorized; (v) shall not be under any duty to give the property held by Escrow Agent hereunder any greater degree of care than Escrow Agent gives its own similar property; and (vi) may consult counsel satisfactory to Escrow Agent, the opinion of such counsel to be full and complete authorization and protection in respect of any action taken, suffered or omitted by Escrow Agent hereunder in good faith and in accordance with the opinion of such counsel.

(b)           The Escrow Agent is acting solely as a stakeholder at the request of the Company and the Majority in Interest and that the Escrow Agent shall not be liable for any action taken by Escrow Agent in good faith and believed by Escrow Agent to be authorized or within the rights or powers conferred upon Escrow Agent by this Escrow Agreement.  The Company shall indemnify and hold harmless the Escrow Agent and any of Escrow Agent’s partners, employees, agents and representatives for any action taken or omitted to be taken by Escrow Agent or any of them hereunder, including the fees of outside counsel and other costs and expenses of defending itself against any claim or liability under this Escrow Agreement, except in the case of gross negligence or willful misconduct on Escrow Agent’s part committed in its capacity as Escrow Agent under this Escrow Agreement.

(c)           The Company agrees to reimburse the Escrow Agent for outside counsel fees, to the extent authorized hereunder and incurred in connection with the performance of its duties and responsibilities hereunder.

(d)           The Escrow Agent may at any time resign as Escrow Agent hereunder by giving five (5) days prior written notice of resignation to the Company and the Majority in Interest.  Prior to the effective date of the resignation as specified in such notice, the Company may issue to the Escrow Agent an Instruction authorizing delivery of the escrow funds to a substitute Escrow Agent selected by the  Company and approved in writing by the Majority in Interest.  If no successor Escrow Agent is so named and approved, the Escrow Agent may apply to a court of competent jurisdiction in the State of New York for appointment of a successor Escrow Agent, and to deposit the escrow funds with the clerk of any such court.

(e)           Other than in connection with its legal fees, the Escrow Agent does not have and will not have any interest in the escrow funds, but is serving only as escrow agent, having only possession thereof.  The Escrow Agent shall not be liable for any loss resulting from the making or retention of any investment in accordance with this Escrow Agreement.

(f)           This Escrow Agreement sets forth exclusively the duties of the Escrow Agent with respect to any and all matters pertinent thereto and no implied duties or obligations shall be read into this Escrow Agreement.

(g)           The Escrow Agent shall be permitted to act as counsel for the Company in any dispute as to the disposition of the escrow funds, in any other dispute between the Subscribers and the Company.

22762 Westheimer Parkway, Suite 515, Katy, Texas 77450
Tel:  +1 832 437 0329

(h)           The provisions of this Section 4.1 shall survive the resignation of the Escrow Agent or the termination of this Escrow Agreement.

4.2.         Dispute Resolution: Judgments.  Resolution of disputes arising under this Escrow Agreement shall be subject to the following terms and conditions:

(a)           If any dispute shall arise with respect to the escrow funds, or if the Escrow Agent shall in good faith be uncertain as to its duties or rights hereunder, the Escrow Agent shall be authorized, without liability to anyone, to (i) refrain from taking any action other than to continue to hold the escrow funds pending receipt of a Joint Instruction from the Subscribers and Company, or (ii) deposit the escrow funds with any court of competent jurisdiction in the State of New York, in which event the Escrow Agent shall give written notice thereof to the Majority in Interest and the Company and shall thereupon be relieved and discharged from all further obligations pursuant to this Escrow Agreement.  The Escrow Agent may, but shall be under no duty to, institute or defend any legal proceedings which relate to the escrow funds.  The Escrow Agent shall have the right to retain counsel if it becomes involved in any disagreement, dispute or litigation on account of this Escrow Agreement or otherwise determines that it is necessary to consult counsel.

(b)           The Escrow Agent is hereby expressly authorized to comply with and obey any Court Order.  In case the Escrow Agent obeys or complies with a Court Order, the Escrow Agent shall not be liable to the Company or to any other person, firm, corporation or entity by reason of such compliance.

ARTICLE V

GENERAL MATTERS

5.1.          Termination.  This escrow shall terminate upon the release of all of the funds in escrow or at any time upon the agreement in writing of the Company and the Majority in Interest.

5.2.          Notices.   All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, facsimile or email, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, or by email with delivery confirmation, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be:

22762 Westheimer Parkway, Suite 515, Katy, Texas 77450
Tel:  +1 832 437 0329

(a) If to the Company, to:

Glen Rose Petroleum Corporation
22762 Westheimer Parkway, Suite 515
Katy, TX 77450
Attn: Andrew Taylor-Kimmins, President
Fax: (832) 437-4037
Email: andrewtaylork@glenrosepetroleum.com

With a copy to:

Andrew M. Smith, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32d Floor
New York, NY 10006
Fax: 212-930-9725
Email: asmith@srff.com

(b) If to the Majority in Interest, to:

IROQUOIS MASTER FUND LTD.
641 Lexington Avenue, 26th Floor
New York, NY 10022
Attn: Joshua Silverman
Fax: 212-207-3452
Email: jsilverman@icfund.com

IROQUOIS CAPITAL OPPORTUNITY FUND LP
641 Lexington Avenue, 26th Floor
New York, NY 10022
Attn: Scot Cohen
Fax: 212-207-3452
Email: scohen@icofund.com

With a copy by facsimile only to:

Grushko & Mittman, P.C.
515 Rockaway Avenue
Valley Stream, New York 11581
Fax: 212-697-3575

(c) If to the Escrow Agent, to:

Sichenzia Ross Friedman Ference LLP
61 Broadway, 32d Floor
New York, NY 10006
Fax: 212-930-9725
Email: mross@srff.com

22762 Westheimer Parkway, Suite 515, Katy, Texas 77450
Tel:  +1 832 437 0329

or to such other address as any of them shall give to the others by notice made pursuant to this Section 5.2.

5.3.           Interest.  The escrow funds held pursuant to this Escrow Agreement shall not be held in an interest bearing account nor will interest be payable in connection therewith.

5.4.           Assignment; Binding Agreement.  Neither this Escrow Agreement nor any right or obligation hereunder shall be assignable by any party without the prior written consent of the other parties hereto.  This Escrow Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns.

5.5.           Invalidity.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal, or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

5.6.           Counterparts/Execution.  This Escrow Agreement may be executed in any number of counterparts and by different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.  This Escrow Agreement may be executed by facsimile transmission and delivered by facsimile transmission.

5.7.           Escrow Agreement.  Each of the undersigned states that he has read the foregoing Escrow Agreement and understands and agrees to it.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Escrow Agreement, as of the date first written above.

“COMPANY”
GLEN ROSE PETROLEUM CORPORATION
a Delaware corporation

By:
Andrew Taylor-Kimmins
President

22762 Westheimer Parkway, Suite 515, Katy, Texas 77450
Tel:  +1 832 437 0329

ESCROW AGENT:

SICHENZIA ROSS FRIEDMAN FERENCE LLP

By:
Name: Marc J. Ross, Partner

				13-Jan-11
Pro Forma Budgets Q1 2011
	Forecast	Forecast	Forecast	Financial Year End (estimate)
Description	January	February	March	Totals

Field Personnel	59,056	59,056	59,056	216,550
Field Expenses	104,335	79,056	91,131	316,208

Total Field Operations	163,391	138,112	150,187	532,758

Oil Production Bbls	3,300	5,700	5,700	17,400
Oil Sales Bbls	3,600	6,000	5,700	18,330

Total Oil Receipts	155,220	175,500	292,500	808,744

Net Production Revenue	(8,171)	37,388	142,313	275,986

CapEx	353,915	675,872	60,000	1,100,849
Head Office & Regulatory	255,486	176,736	181,343	728,381
Payment of Exisiting A/P's	202,357	115,000	0	317,357
Partial Payment of Exisiting Legal	25,000	25,000	25,000	75,000
Repayment of Short Term Loans	22,000	0	0	22,000
Note Payments	144,000	0	0	144,000
Monthly Net Cash Flow	(1,010,928)	(955,220)	(124,029)	(2,090,177)
Opening Cash Balance	28,873	539,945	184,725	28,873

Inflow of Funds
Short Term Loans - A. Kimmins	22,000	0	0	22,000
Escrow Draw Down	1,500,000	600,000	0	2,100,000
Cum. Net Cash Flow	539,945	184,725	60,696	60,696

*Whitaker Chalk have taken responsibiulity for the Authorized Share error and have agreed to cover the costs - we have allocated $20,000 to legal